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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

September 19, 2003

by and

among

Viewlocity, Inc.,

Viesta Corporation

and

Viesta Acquisition Corporation

i

ii

EXHIBIT INDEX

Exhibit A	Form of Written Consent of Shareholders
Exhibit B	Silicon Valley Bank Letter
Exhibit C	Matters to be Covered in Opinion of Counsel
Exhibit 5.01(b)(vi)	Bridge Financing Terms
Exhibit 5.01(b)(xii)	Certain Employees and Parent Option Grants
Exhibit 5.01(b)(xiii)	Form of USRPHC Certificate

iii

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of September 19, 2003 (this "Agreement"), by and among Viesta Corporation, a Delaware corporation ("Parent"), Viesta Acquisition Corporation, a Georgia corporation and wholly-owned Subsidiary of Parent ("Merger Sub"), and Viewlocity, Inc., a Georgia corporation (the "Company").

RECITALS

        WHEREAS, the respective boards of directors of each of Parent and Merger Sub have determined that it is in the best interests of their respective shareholders for Merger Sub to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, the Board of Directors of the Company has determined that, as the Company is at or near the zone of insolvency, it is in the best interests of the creditors of the Company for Parent to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the "Merger"), on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") and each issued share of Series A convertible preferred stock, par value $0.01 per share, of the Company (the "Company Series A Preferred Stock") not owned by Parent, Merger Sub or the Company, other than the Appraisal Shares (as defined herein), shall be converted into the right to receive the Merger Consideration (as defined herein);

        WHEREAS, as a condition and an inducement to Parent to enter into this Agreement, certain shareholders of the Company have executed and delivered written consents in the form of Exhibit A attached hereto (each, a "Written Consent"). Pursuant to the Written Consents, each such shareholder irrevocably has voted to adopt and approve the Merger and this Agreement;

        WHEREAS, in connection with the Merger, certain of the Company's obligations will be restructured on the terms and conditions set forth in the CommVest Lease (as defined in Section 3.04(a)), the Amendment and Restatement Agreement (as defined in Section 3.04(a)) and the TCW Subordinated Loan Agreement (as defined in Section 5.01(b)), and the SVB Loan Agreement (as defined in Section 5.01(b));

        WHEREAS, Parent has entered into a letter agreement with an investor (the "Commitment Letter") pursuant to which such investor has committed to capitalize Parent with an equity investment of not less than $7 million conditioned only upon the satisfaction of the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 5.01 of this Agreement (or the waiver by Parent to the extent permitted by this Agreement, but only after having obtained such investor's prior written consent for any such waiver); and

        WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements pursuant to this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

        Section 1.01.    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Georgia Business Corporation Code (the "Georgia Act"), Merger Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the Georgia Act.

        Section 1.02.    Closing.    Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., Los Angeles time, no later than the second business day after the satisfaction or (to the extent permitted by Applicable Law (as defined in Section 3.07)) waiver of the conditions set forth in Article VI (other than those conditions to be satisfied or waived at the Closing), at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California 90071, or at such other time, date or place agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

        Section 1.03.    Effective Time.    Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on or after the Closing Date, a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") shall be duly prepared, executed, acknowledged and delivered by the parties in accordance with the relevant provisions of the Georgia Act and filed with the Secretary of State of the State of Georgia. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Georgia or at such subsequent time or date (not later than 90 days after the date of filing) as Parent and the Company shall agree and specify in the Certificate of Merger. The parties shall use reasonable best efforts to cause the Certificate of Merger to be filed on the Closing Date. The time at which the Merger becomes effective is referred to in this Agreement as the "Effective Time".

        Section 1.04.    Effects of the Merger.    The Merger shall have the effects set forth in Section 14-2-1106(a) of the Georgia Act.

        Section 1.05.    Articles of Incorporation and By-Laws.    (a) At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by Applicable Law.

          (b)   The By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law.

        Section 1.06.    Directors.    The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        Section 1.07.    Officers.    The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        Section 1.08.    Effect on Capital Stock.    The aggregate maximum consideration to be provided by Parent and Merger Sub for all of the outstanding Company capital stock and rights to acquire Company capital stock shall be $1,000 in cash (such consideration in the aggregate, the "Merger Consideration"). At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company, Parent or Merger Sub:

          (a)    Capital Stock of Sub.    Each issued and outstanding share of common stock of Merger Sub, par value $.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

          (b)    Cancellation of Treasury Stock and Parent-Owned Stock.    Each share of Company Common Stock owned by the Company (as treasury stock) or by Parent immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

          (c)    Conversion of Company Common Stock.    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.08(b) (such shares, the "Common Merger Consideration Shares") and the Appraisal Shares (as defined in Section 1.08(e)) shall be converted into the right to receive from the Surviving Corporation cash, without interest, of an amount equal to the result obtained by dividing (i) $80 by (ii) the total number of Common Merger Consideration Shares (such amount, the "Common Merger Consideration"). At the Effective Time all such Common Merger Consideration Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares (a "Common Certificate") shall cease to have any rights with respect thereto, except the right to receive the Common Merger Consideration.

          (d)    Conversion of Company Series A Preferred Stock.    Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.08(b) (such shares, the "Series A Merger Consideration Shares") and the Appraisal Shares (as defined in Section 1.08(e)) shall be converted into the right to receive from the Surviving Corporation cash, without interest, of an amount equal to the result obtained by dividing (i) $920 by (ii) the total number of Series A Merger Consideration Shares (such amount, the "Series A Merger Consideration"). At the Effective Time all such Series A Merger Consideration Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares (a "Series A Certificate", and collectively with the Common Certificates, the "Certificates") shall cease to have any rights with respect thereto, except the right to receive the Series A Merger Consideration.

          (e)    Appraisal Rights.    Notwithstanding anything in this Agreement to the contrary, shares (the "Appraisal Shares") of Company Common Stock or Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand dissenters' rights under the Georgia Act and who properly demands such rights and does not vote in favor of the Merger, and who complies in all respects with, the provisions of Article 13 of the Georgia Act ("Article 13"), if such Article 13 provides for dissenters' rights for such shares, shall not be converted into the right to receive such holder's pro rata portion of the Common Merger Consideration or Series A Merger Consideration as provided in Section 1.08(c) and Section 1.08(d), respectively, but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Article 13. At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Article 13. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under Article 13 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Article 13, then the right of such holder to be paid the fair value of such holder's Appraisal Shares under Article 13 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive (without interest) such holder's pro rata portion of the Common Merger Consideration or Series A Merger Consideration, as applicable, as provided in Section 1.08(c) and Section 1.08(d), respectively. The Company shall serve prompt notice to Parent of any notice of the exercise of dissenters' rights with respect to any shares of Company Common Stock or Company Series A Preferred Stock, and Parent shall have the opportunity to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

        Section 1.09.    Exchange of Certificates.    (a) Paying Agent. Prior to the Effective Time, Parent shall designate, or shall cause to be designated, a bank or trust company reasonably acceptable to the Company to act as agent for the payment of the Merger Consideration upon surrender of Certificates (the "Paying Agent"), and, from time to time after the Effective Time, Parent shall provide, or cause the Surviving Corporation to provide, to the Paying Agent funds in amounts and at the times necessary for the payment of the Merger Consideration pursuant to Section 1.08(c) and 1.08(d) upon surrender of Certificates, it being understood that any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent.

          (b)    Exchange Procedure.    As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of Merger Consideration into which the shares formerly represented by such Certificate shall have been converted pursuant to Section 1.08(c) or 1.08(d), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, the proper Merger Consideration may be paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

          (c)    No Further Ownership Rights in Company Stock.    All Merger Consideration paid upon the surrender of a Certificate in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock or Company Series A Preferred Stock formerly represented by such Certificate. Upon and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock or Series A Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged as provided in this Article I.

          (d)    No Liability.    None of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. All funds held by the Paying Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year after the Effective Time shall be returned to the Surviving Corporation, after which time any holder of unsurrendered

  Certificates shall look as a general creditor only to Parent for payment of the Merger Consideration (without any interest thereon) to which such holder may be due, subject to Applicable Law. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock or Series A Preferred Stock for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock or Series A Preferred Stock two years after the Effective Time (or such earlier date immediately before that time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously (or subsequently claiming to be) entitled thereto. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 1.09(a) to pay for shares of Company Common Stock or Series A Preferred Stock for which dissenters' rights have been perfected shall be returned to Parent, upon demand.

          (e)    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration.

          (f)    Withholding Rights.    Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock (or of a Company Stock Option or Restricted Shares) or Series A Preferred Stock such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Series A Preferred Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

        Section 1.10.    Options.    At the Effective Time, all outstanding and unexercised options to purchase shares of Company Common Stock granted under any of the Company Option Plans (as defined in Section 3.02(c) below) (each, a "Company Stock Option"), whether or not exercisable or vested, shall be cancelled.

        Section 1.11.    Restricted Stock.    At the Effective Time, any restricted shares of Company Common Stock held by current or former employees and awarded pursuant to any Company plan or arrangement (the "Restricted Shares") which are outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration in accordance with Section 1.08(c) hereof.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub jointly and severally represent and warrant to the Company that:

        Section 2.01.    Organization and Qualification.    Each of Parent and Merger Sub is a corporation duly organized and validly existing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted or as contemplated herein. Merger Sub is a wholly-owned Subsidiary of Parent. For purposes of this Agreement, the term "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by that Person.

        Section 2.02.    Authority; Non-Contravention; Approvals.    (a) Each of Parent and Merger Sub has full corporate power and authority to enter into this Agreement and the other agreements entered into in connection with this Agreement (such agreements, collectively, the "Transaction Documents") to which either is a party and to consummate the transactions contemplated hereby and thereby. The Transaction Documents to which either Parent or Merger Sub is a party have been unanimously approved by the Board of Directors of Parent and Merger Sub, respectively, and by Parent as sole shareholder in Merger Sub, and no other corporate proceedings on the part of either Parent or Merger Sub are necessary to authorize the execution and delivery of the Transaction Documents or the consummation by each of Parent and Merger Sub of the transactions contemplated hereby. The Transaction Documents to which either Parent or Merger Sub is a party have been duly executed and delivered by Parent and Merger Sub, respectively, and, assuming the due authorization, execution and delivery hereof by the Company, constitute valid and legally binding agreements of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

          (b)   The execution, delivery and performance of the Transaction Documents to which either Parent or Merger Sub is a party by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby and thereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any offer to purchase or any prepayment of any debt or result in the creation of any lien, mortgage, security interest, pledge, charge, other right of any third party or other encumbrance ("Lien") upon any of the properties or assets of Parent or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the respective certificates or articles of incorporation or bylaws or similar organizational documents of Parent or Merger Sub, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Parent or Merger Sub or any of their respective properties or assets, subject in the case of consummation, to obtaining the Parent Required Statutory Approvals prior to the Effective Time, or (iii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other agreement, contract, commitment, obligation, undertaking, permit, concession, franchise or license or other binding instrument, whether oral or written (each, including all amendments thereto, a "Contract") to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties or assets may be bound or affected, other than, in the case of (ii) and (iii) above, such violations, conflicts, breaches, defaults, terminations, accelerations, offers, prepayments or creations of Liens that are not reasonably likely to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated hereby.

          (c)   Except for (i) the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated thereunder, (ii) the filing and recordation of appropriate merger documents as required by the Georgia Act, and (iii) any filings with or approvals from authorities required solely by virtue of the jurisdictions in which the Company or its Subsidiaries conduct any business or own any assets (the filings and approvals referred to in clauses (i) through (iii) collectively referred to as the "Parent Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, individually and in the aggregate, would not prevent or materially impair or delay the ability of Parent or Merger Sub to perform its obligations under this Agreement (including, but not limited to the consummation of the Merger and the other transactions contemplated hereby) or subject Parent or any of its Subsidiaries or any of its or their officers, directors or employees to any criminal liability.

        Section 2.03.    Interim Operations of Merger Sub.    Parent and Merger Sub were formed solely for the purpose of engaging in the transactions contemplated hereby and neither such entity has engaged in any business or incurred any liabilities other than in connection with the transactions contemplated by this Agreement.

        Section 2.04.    Capital Resources; Capitalization of Parent.    Parent and Merger Sub will have sufficient cash resources to pay the Merger Consideration and all associated costs and expenses. Prior to the Closing Date, Parent shall have been capitalized through equity investments of not less than $7 million in the aggregate. As of immediately prior to the Effective Time, the authorized capital stock of Parent shall consist of 15,000,000 shares of common stock, par value $.01 per share (the "Parent Common Stock"), and 10,000,000 shares of Series A Participating Preferred Stock, par value $0.01 per share (the "Parent Series A Preferred Stock"). As of immediately prior to the Effective Time, the issued and outstanding capital stock of Parent shall consist of (i) 100,000 shares of Parent Common Stock and (ii) not less than 7,000,000 shares of Parent Series A Preferred Stock, all of which issued and outstanding shares of Parent Common Stock and Parent Series A Preferred Stock shall have been validly issued and shall be fully paid, nonassessable and free of preemptive rights.

        Section 2.05.    Information Statement.    The information supplied by Parent for inclusion in any information statement or proxy statement to be sent to shareholders of the Company in connection with the transactions contemplated by this Agreement, on the date any such information statement or proxy statement (or any amendment or supplement thereto) is first mailed to shareholders of the Company, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by or on behalf of the Company which is contained in any such information statement or proxy statement or any amendment or supplement thereto.

        Section 2.06.    Interest in the Company.    Immediately prior to the execution and delivery of this Agreement, neither Parent nor any of its Subsidiaries beneficially owned any shares of Company Common Stock. As of the date hereof, neither Parent nor any of its Affiliates is an "Interested Shareholder" as such term is defined in Section 14-2-1110(11) of the Georgia Act. For purposes of this Agreement, the term "Affiliate" means a Person which, directly or indirectly, is controlled by, controls, or is under common control with, another Person. As used in the preceding sentence, (A) "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and (B) "Person" means any natural person, corporation, partnership, limited liability company, joint venture, trust, association, unincorporated entity of any kind or governmental authority.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure schedule dated as of the date hereof and attached to this Agreement (which disclosure schedule shall make a specific reference to the particular Section of this Agreement to which exception is being taken or to which the relevant disclosure relates, as applicable) (the "Company Disclosure Schedule"):

        Section 3.01.    Organization and Qualification.    The Company is a corporation duly organized and validly existing under the laws of the State of Georgia and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is qualified to transact business and, where applicable, is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. True, accurate and complete copies of the Company's Amended and Restated Articles of Incorporation and Bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been filed with the United States Securities and Exchange Commission (the "SEC").

        For purposes of this Agreement, the term "Company Material Adverse Effect" shall mean any effect that is materially adverse to (i) the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby, except, in each case, for any such effect resulting from or arising out of (x) the condition of the United States economy or financial markets generally, or (y) a condition generally affecting participants in the industry in which the Company competes, unless such condition has a materially disproportionate effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, in which case such condition shall be taken into account in determining whether or not there has been, or there would reasonably be expected to be a Company Material Adverse Effect; it being specifically understood and agreed, however, that the following will not (individually or in the aggregate) be deemed a Company Material Adverse Effect: (1) changes or effects caused by the announcement of the transactions contemplated hereby; (2) changes or effects resulting from actions or omissions of the Company taken with the prior written consent of Parent or required by the terms of this Agreement (including the Company Disclosure Schedules) or the agreements contemplated hereby or (3) changes or effects resulting from compliance with the provisions of this Agreement or any other agreements contemplated hereby.

        Section 3.02.    Capitalization.    (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 14,850,279 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), including 13,200,000 shares of Series A Convertible Preferred Stock, par value $0.01 per share (the "Company Series A Preferred Stock"). As of the date hereof, the issued and outstanding capital stock of the Company consists of (i) 5,893,654 shares of Company Common Stock and (ii) 11,132,828 shares of Company Series A Preferred Stock, all of which issued and outstanding shares of Company Common Stock and Company Series A Preferred Stock were validly issued and are fully paid, nonassessable and free of preemptive rights, except as set forth in Section 3.02(a) of the Company Disclosure Schedule and in the Company's Amended and Restated Shareholders Agreement dated as of September 20, 2002 by and among the Company and the shareholders of the Company party thereto (the "Company Shareholders Agreement"). Since June 30, 2003, except after the date hereof as permitted by this Agreement, (i) no shares of Company Common Stock or Company Series A Preferred Stock have been issued and (ii) no options, warrants, securities convertible into, or commitments with respect to the issuance of, shares of capital stock of the Company have been issued, granted or made. Each offer and/or sale by the Company of shares of its capital stock or other securities has been in compliance with all applicable federal and state securities laws or the applicable statute of limitations with respect to such offers and/or sales has expired.

          (b)   Except as set forth in Section 3.02(b) to the Company Disclosure Schedule, as of the date hereof, there were no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of the Company or any Company Subsidiary (or any securities, directly or indirectly, convertible into, or exchangeable or exercisable for, any other shares of the capital stock or other equity interests of the Company or any Company Subsidiary) or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such agreement or commitment. As of the date hereof, there are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of Company Common Stock, any shares of Company Series A Preferred Stock or the capital stock or other equity interests of the Company or any of its Subsidiaries, except in connection with the exercise of Company Stock Options issued and outstanding on the date hereof or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guaranty with respect to the obligations of, any Subsidiary of the Company or any other Person. There are no outstanding stock appreciation rights or similar derivative securities or rights of the Company or any of its Subsidiaries. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth in Section 3.02(b) of the Company Disclosure Schedule or otherwise expressly contemplated by this Agreement, there are no voting trusts, irrevocable proxies or other agreements or understandings to which the Company or any Subsidiary of the Company is a party or is bound with respect to the voting of any shares of Company Common Stock or Company Series A Preferred Stock.

          (c)   The Company has filed with the SEC or previously made available to Parent complete and correct copies of all equity-based incentive plans maintained by the Company or any of its Subsidiaries, which consist of the Company's Second Amended and Restated 1997 Stock Option Plan dated as of November 15, 2002 and the Company's Factory Automation and Computer Technologies, Inc. 1987 Stock Incentive Plan (collectively, the "Company Option Plans"), including all amendments thereto. Section 3.02(c) of the Company Disclosure Schedule contains a correct and complete list as of the date hereof of each outstanding Company Stock Option, including the holder, date of grant, expiration date, exercise price, vesting schedule and aggregate number of shares of Company Common Stock subject thereto (vested and unvested) and setting forth the weighted average exercise price for all outstanding Company Stock Options. Except as set forth in Section 3.02(c) of the Company Disclosure Schedule, all of the outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company or a Subsidiary of the Company and are free and clear of any Liens.

          (d)   Since December 31, 2002, there has not been (i) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, (ii) any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or (iii) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries.

        Section 3.03.    Subsidiaries.    Section 3.03 of the Company Disclosure Schedule sets forth the full name and jurisdiction of organization of each direct and indirect Subsidiary of the Company, as well as all trade names currently used, or used at any time during the past two years, by the Company or any of its Subsidiaries. Each direct and indirect Subsidiary of the Company is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and each Subsidiary of the Company is qualified to transact business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in all cases as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 3.03 of the Company Disclosure Schedule, (i) all of the outstanding shares of capital stock of each Subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights, Liens and any other limitation or restriction, (ii) all such shares are owned directly or indirectly by the Company, and (iii) there are no outstanding (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of or other voting securities or ownership interests in any such Subsidiary or (B) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any such Subsidiary to issue, any capital stock of or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock of or other voting securities or ownership interests in, any such Subsidiary (the outstanding shares of the capital stock of each Subsidiary of the Company, together with the items in clauses (A) and (B) being referred to collectively as the "Company Subsidiary Securities"). Except as set forth in Section 3.03 of the Company Disclosure Schedule, there are no subscriptions, options, warrants, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting or transfer of any Company Subsidiary Securities, and there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. The Company has no material investment in any entity, other than its Subsidiaries, and no other entity in which the Company has an investment is material to the Company or any of its business segments. Since December 31, 2002, there has not been any making of any loan, advance or capital contributions by the Company or any of its Subsidiaries to or any other investment in any Person, other than loans, advances or capital contributions to or investments in its wholly owned Subsidiaries made in the ordinary course of business consistent with past practices. The Company has delivered to Parent true and correct copies of the Articles of Incorporation and bylaws of the Company and the organizational documents of each Company Subsidiary. The Company's and each Company Subsidiary's Articles of Incorporation and bylaws or equivalent corporate governance documents, stock book and minute books are complete and correct in all material respects and contain all amendments thereto to date, a record of all corporate proceedings of the Company and each such Company Subsidiary, and a record of all stock issuances and transfers of each such Company Subsidiary. Except as set forth in Section 3.03 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns or controls, directly or indirectly, any interest in, or has any right, obligation, commitment, understanding or arrangement with respect to any interest in, or the funding of, any corporation, company, association, partnership, joint venture, organization or other entity.

        Section 3.04.    Authority; Non-Contravention; Approvals.    (a) The Company has full corporate power and authority to enter into the Transaction Documents to which it is a party (which, for clarity, include but are not limited to the Amended and Restated Lease dated as of the date hereof by and between CommVest, LLC and the Company (the "CommVest Lease"), the Amendment and Restatement Agreement dated as of the date hereof by and among the Company, Parent, WestBridge Ventures, L.P.,

TCW Leveraged Income Trust IV, L.P., TCW Shared Opportunity Fund III, L.P. and Shared Opportunity Fund IIB, L.L.C. (the "Amendment and Restatement Agreement"), and the Third Amendment (Early Termination Agreement) dated as of September 9, 2003 by and between the Company and GA-Buckhead, L.L.C., a Delaware limited liability company, in respect of the real property located at 3475 Piedmont Road, Suite 1700, Atlanta, Georgia 30305 (the "Lease Termination Agreement")) and to consummate the transactions contemplated hereby and thereby. The vote required (the "Required Vote") for the Company's shareholders duly to approve the Merger and this Agreement under the applicable provisions of the Georgia Act and the Articles of Incorporation and Bylaws of the Company is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and Company Series A Preferred Stock voting together as a separate class, on an as-converted basis. The Company is not a party or subject to any agreement, arrangement or understanding and, to the Company's Knowledge, except as set forth in Section 3.04(a) of the Company Disclosure Schedule, there is no agreement, arrangement or understanding that restricts or relates to voting (other than the Written Consents executed and delivered by the shareholders of the Company prior to the date hereof), giving of written consents, dividend rights or restrictions on transfer of any Company voting securities, including any voting trust or any valid and outstanding or irrevocable proxy agreement or arrangement. The Transaction Documents to which the Company is a party have been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitute valid and legally binding agreements of the Company, enforceable against the Company in accordance with their terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles. For the purposes of this Agreement, the "Company's Knowledge" means, with respect to any given action, event, occurrence, fact, information or circumstance, that any of the Company's Chief Executive Officer, Chief Financial Officer, Chief Technology Officer or Executive Vice President—Sales either (i) has actual knowledge of that action, event, occurrence, fact, information or circumstance or (ii) after due inquiry in light of the position held by that individual, reasonably should have known of that action, event, occurrence, fact, information or circumstance.

          (b)   Except as set forth in Section 3.04(b) of the Company Disclosure Schedule, the execution, delivery and performance of the Transaction Documents to which the Company is a party by the Company and the consummation of the transactions contemplated thereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any offer to purchase or any prepayment of any debt or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, or the loss of any asset, right or benefit of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the respective articles of incorporation or bylaws or similar organizational documents of the Company or any of its Subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, subject in the case of consummation, to obtaining prior to the Effective Time, the Company Required Statutory Approvals, or (iii) any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or affected, other than, in the case of (ii) above, such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Liens that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated hereby.

          (c)   Except for (i) the notification required by the OTC Bulletin Board, (ii) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (iii) the filing and recordation of appropriate merger documents and publication of notice as required by the Georgia Act, and (iv) any filings with or approvals from authorities required solely by virtue of the jurisdictions in which the Company or its Subsidiaries conduct any business or own any assets (the filings and approvals referred to in clauses (i) through (v) collectively referred to as the "Company Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, (x) individually and in the aggregate, would not prevent or materially impede or delay the ability of the Company to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of the Merger and the other transactions contemplated hereby, (y) would not reasonably be expected to have a Company Material Adverse Effect or (z) subject the Company or any of its Subsidiaries or any its or their officers, directors or employees to any criminal liability.

          (d)   The Board of Directors of the Company, at a meeting duly called and held, duly and unanimously, by all those present, adopted resolutions that are still in full force and effect as of the date hereof, (i) approving and declaring advisable the Merger, this Agreement and the transactions contemplated hereby, (ii) declaring that it is in the best interests of the Company's creditors that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (iii) recommending that the Company's shareholders adopt this Agreement, and (iv) approving the other transactions contemplated by this Agreement. Written Consents have been duly executed and delivered by a sufficient number of holders of the Company capital stock to achieve the Required Vote. No other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby.

        Section 3.05.    Reports and Financial Statements.    The Company has filed with the SEC all material forms, statements, reports and documents (including all exhibits, posteffective amendments and supplements thereto) (the "Company SEC Reports") required to be filed by it on or before the date hereof under each of the Securities Act of 1933, as amended, the Exchange Act and the respective rules and regulations thereunder. The Company Recent SEC Reports (as defined below), as amended if applicable, complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. As of their respective dates except as amended or supplemented prior to the date hereof, the Company Recent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K for the twelve months ended December 31, 2002 and the unaudited financial statements of the Company included in the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2003 and June 30, 2003 (collectively, the "Company Financial Statements") have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company and its Subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended (subject, in the case of the unaudited financial statements, to normal year-end adjustments). The Company's Annual Reports on Form 10-K for the twelve months ended December 31, 2002, December 31, 2001 and December 31, 2000, and the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2003 and June 30, 2003 are collectively referred to as the

"Company Recent SEC Reports". Since December 31, 2002, there has not been any change in any method of accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act.

        Section 3.06.    Absence of Undisclosed Liabilities.    Except as disclosed in the unaudited financial statements included in the Company's Form 10-Q for the quarterly period ended June 30, 2003, neither the Company nor any of its Subsidiaries had at June 30, 2003 (the "Company Balance Sheet Date"), or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies which are accrued or reserved against in the financial statements in such Company 10-Q or reflected in the notes thereto, (b) account or trade payable that were incurred in the ordinary course of business and consistent with past practices, and (c) liabilities, obligations or contingencies which (i) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (ii) have been discharged or paid in full prior to the date hereof.

        Section 3.07.    Absence of Certain Changes or Events.    Since December 31, 2002, except as disclosed in the Company Recent SEC Reports or in Section 3.07 of the Company Disclosure Schedule, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices, and there has not been any (a) writing down of the value of any inventory or writing off as uncollectable any notes or accounts receivable in excess of, in the aggregate, the greater of (i) the allowance for uncollectable accounts less charges against allowances, in both cases, as shown in the Company Financial Statements and (ii) $10,000, (b) event occurrence, development, or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (c) any incurrence, assumption or guaranty by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices or as explicitly contemplated or permitted by this Agreement; (d) any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any asset other than in the ordinary course of business consistent with past practices or as explicitly contemplated or permitted by this Agreement, (e) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (f) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, material to the Company and its Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement, (g) paid, discharged or satisfied any liability, other than by payment, discharge or satisfaction in the ordinary course of business or as explicitly contemplated or permitted by this Agreement, (h) strike, walkout, similar labor trouble or other similar event, (i) increase in the salary or other remuneration, including severance or termination pay, payable to, or the making of any advance (excluding advances for ordinary business expenses) or loan to, any officer, director, employee or shareholder (except normal merit increases made in the ordinary course of business, consistent with past practice), or the establishment, increase in or addition to other benefits (including, without limitation, any Company Employee Benefit Plan, as defined in Section 3.13) to which any of them may be entitled, or making of any payments to any Company Employee Benefit Plan, except payments in the ordinary course of business and consistent with past practice, or entering into of any agreement, arrangement or transaction with any such Person not in the ordinary course of business, or failure to make any required payment under any Company Employee Benefit Plan, or (j) entering into, termination, modification or amendment of any agreement with any director, officer or other Affiliate. Neither the Company nor any its Subsidiaries, nor to the Company's Knowledge, their respective directors, officers, agents, affiliates or employees, nor any other Person acting on behalf of the Company or its Subsidiaries, has (i) given or agreed to give any gift or similar benefit having a value of $1,000 or more to any customer, supplier or governmental employee or official or any other person, for the purpose of directly or indirectly furthering the business of the Company or its Subsidiaries, (ii) used any corporate funds for contributions, payments, gifts or entertainment, or made any expenditures, relating to political activities to government officials or others in violation of any Applicable Law, or (iii) received any unlawful contributions, payments, gifts or expenditures in connection with the business of the Company or any of its Subsidiaries. As used in this Agreement, "Applicable Law" means all applicable (i) statutes, ordinances or other legislative enactments of the United States or other country or foreign government, or of any state or agency thereof, (ii) rules, regulations, orders, permits, directives or other actions or approvals of any Governmental Authority (as defined in Section 3.08 below) and (iii) judgments, awards, orders, decrees, writs and injunctions of any court, Governmental Authority or arbitrator.

        Section 3.08.    Litigation.    As of the date hereof, except as disclosed in Section 3.08 of the Company Disclosure Schedule, there are no claims, suits, actions or proceedings pending, or, to the Company's Knowledge, threatened against, relating to or affecting the Company or any of its Subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator. Except as disclosed in Section 3.08 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which prohibits or could materially impair or delay the consummation of the transactions contemplated hereby or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Without limiting the foregoing, except as disclosed in Section 3.08 of the Company Disclosure Schedule, no actions, suits, demands, notices, claims, investigations or proceedings are pending or, to the Company's Knowledge, threatened against or otherwise involving, directly or indirectly, any officer, director, employee or agent of the Company or any of its Subsidiaries (in connection with such officer's, director's, employee's or agent's activities on behalf of the Company or any such Subsidiary or that otherwise relate, directly or indirectly, to the Company, any Company Subsidiary or their respective properties or securities) including without limitation any notices, demand letters or requests from any United States federal, state or local, or any foreign governmental or administrative authority, agency, department, board, investigative body or commission or any court, tribunal, or judicial or arbitral body ("Governmental Authority") relating to such potential liabilities, obligations or contingencies, nor, to the Company's Knowledge, are there any circumstances which could reasonably be expected to lead to such actions, suits, demands, notices, claims, investigations or proceedings.

        Section 3.09.    Information Statement.    Any information statement or proxy statement sent to shareholders of the Company in connection with the transactions contemplated by this Agreement will not, on the date any such information statement or proxy statement (or any amendment or supplement thereto) is first mailed to shareholders of the Company, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Any such information statement or proxy statement will, when filed by the Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub which is contained in any of the foregoing documents.

        Section 3.10.    No Violation of Law.    Except as disclosed in Section 3.10 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in violation of, or since January 1, 2000, has violated, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for violations that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or to result in a material liability to the Company or any of its Subsidiaries. No investigation or review by any governmental or regulatory body or authority is pending or, to the Company's Knowledge, threatened, nor has any Governmental Authority indicated an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or to result in a material liability to the Company or any of its Subsidiaries. The Company and its Subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the "Company Permits"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are not in violation of the terms of any Company Permit, except for violations which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No action, demand, requirement or investigation by any Governmental Authority and no outstanding order, writ, injunction, or decree of any Governmental Authority is pending or, to the Company's Knowledge, threatened, against the Company or any of its Subsidiaries affecting, involving, or relating to its or their business or assets. The Merger, in and of itself, will not cause the revocation or cancellation of any Company Permit.

        Section 3.11.    Material Contracts; Compliance With Agreements.    Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, (a) neither the Company nor any of its Subsidiaries is a party to or bound by:

            (i)    any lease (whether of real or personal property) providing for annual rentals of $50,000 or more;

            (ii)   any agreement involving the sharing, licensing or developing any product or Company Intellectual Property (as defined in Section 3.16 below), other than agreements entered into in the ordinary course of business;

            (iii)  any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the Company and/or its Subsidiaries of $50,000 or more or (B) aggregate payments by the Company and/or its Subsidiaries of $100,000 or more;

            (iv)  any shareholder, partnership, joint venture, joint operating or development agreement or any other similar agreement or arrangement, other than licensing agreements or arrangements entered into in the ordinary course of business;

            (v)   any agreement relating to the future acquisition or disposition of any assets outside the ordinary course of business or the stock of any Subsidiary or business (whether by merger, purchase or sale of stock, purchase or sale of assets or otherwise);

            (vi)  any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with a current aggregate outstanding principal amount not exceeding $10,000 and which may be prepaid on not more than 30 days' notice without the payment of any penalty;

            (vii) any material option, franchise or similar agreement;

            (viii) any material agency, dealer, sales representative, marketing or other similar agreement;

            (ix)  any agreement that limits the freedom of the Company and/or any of its Subsidiaries to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company and/or any of its Subsidiaries after the Closing Date;

            (x)   any agreement with any director or executive officer of the Company or any Subsidiary or with any "associate" or any member of the "immediate family" (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such director or officer; or

            (xi)  any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company and its Subsidiaries, taken as a whole.

          (b)   Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, the Company and each of its Subsidiaries (and, to the Company's Knowledge, each other party to any such Contract) are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, would result in a default under, (a) the respective articles or certificates of incorporation, bylaws or similar organizational instruments of the Company or any of its Subsidiaries or (b) any Contract to which the Company or any of its Subsidiaries is a party or by which any of them is bound or to which any of their property is subject, except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Contract disclosed in the Company Disclosure Schedule or required to be disclosed pursuant to this Section is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and is in full force and effect.

        Section 3.12.    Taxes.    (a) The Company and its Subsidiaries have (i) duly filed with the appropriate Governmental Authorities all Tax Returns required to be filed by them, and such Tax Returns are true, correct and complete, and (ii) duly paid in full all Taxes shown as due on such Tax Returns. No other Taxes are payable by the Company or any Company Subsidiary with respect to items or periods covered by such Tax Returns (whether or not shown on or reportable on such Tax Returns) or with respect to any period prior to the date of this Agreement, except for Taxes for which an adequate reserve (determined in accordance with GAAP) has been established. The Company and its Subsidiaries have paid or caused to be paid all Taxes for which no Tax Return is required to be filed. The Company and each of its Subsidiaries have established (and until the Closing will establish) on their books and records reserves that are adequate (determined in accordance with GAAP) for the payment of all Taxes not yet due and payable, but that are incurred in respect of the Company and its Subsidiaries prior to the Closing Date. There are no material Liens for Taxes upon any property or asset of the Company or any Subsidiary thereof, except for Liens for Taxes not yet due or Taxes contested in good faith and reserved against in accordance with GAAP. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service (the "IRS") or any other governmental taxing authority with respect to Taxes of the Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For purposes of this Agreement, "Tax" (including, with correlative meaning, the terms "Taxes") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, communications services, severance, stamp, sales, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, and "Tax Return" means any return, report or similar statement (including attached schedules) required to be filed with respect to any Tax, including without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

          (b)   There are no audits or other Governmental Authority proceedings, investigations or inquiries with respect to Taxes currently pending or, to the Company's Knowledge, contemplated, nor any other disputes pending with respect to, nor, to the Company's Knowledge, claims asserted for, Taxes upon the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries given any currently outstanding waivers or comparable consents regarding the application of any statute of limitations with respect to any Taxes or Tax Return. Any Taxes being contested are disclosed in Section 3.12(b) of the Company Disclosure Schedule. The Company and each of its Subsidiaries have complied (and until the Closing will comply) in all material respects with all Applicable Laws relating to the payment and withholding of Taxes.

          (c)   Neither the Company nor any of its Subsidiaries (i) has requested any extension of time within which to file any Tax Return which Tax Return has not since been filed; (ii) is a party to any agreement providing for the indemnification, allocation or sharing of Taxes; (iii) is required to include in income any material adjustment by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries (nor, to the Company's Knowledge, has any Governmental Authority proposed any such adjustment or change of accounting method); (iv) has filed a consent with any Governmental Authority pursuant to which the Company or any of its Subsidiaries has agreed to recognize gain (in any manner) relating to or as a result of this Agreement or the transactions contemplated by this Agreement; or (v) has been a member of an affiliated group (within the meaning of Section 1504 of the Code) other than one of which the Company or any of its Subsidiaries was the common parent, or has any liability for Taxes as a result of Section 1.1502-6 of the Treasury Regulations or any comparable provision of state, local or foreign law.

          (d)   The amount of the liability of the Company for unpaid Taxes for all periods ending on or before the Company Balance Sheet Date does not, in the aggregate, exceed by more than $25,000 the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Company Financial Statements at the Company Balance Sheet Date. The amount of the unpaid Tax liability of the Company for all periods ending on or before the Effective Time shall not, in the aggregate, exceed by more than $25,000 the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the Company Financial Statements at the Company Balance Sheet Date, as adjusted for operations and transactions in the ordinary course of business since the date of such financial statements in accordance with past custom and practice.

          (e)   Since December 31, 2002, there has not been any material Tax election made or changed, any annual tax accounting period changed, any method of tax accounting adopted or changed, any material amended Tax Returns or claims for material Tax refunds filed, any material closing agreement entered into, any material Tax claim, audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered.

          (f)    Except as set forth in Section 3.12(f) of the Company Disclosure Schedule, no claim has been made by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns to the effect that such entity is or may be subject to taxation by that jurisdiction.

          (g)   Section 3.12(g) of the Company Disclosure Schedule sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment. The Company has not entered into a gain recognition agreement pursuant to Section 1.367(a)-8 of the Treasury Regulations. The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

          (h)   The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A) of the Code.

          (i)    Except as disclosed in the Company Financial Statements and except for any limitations resulting from the transactions contemplated hereby, there is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384, or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign law).

          (j)    The Company is not a party to any agreement, contract, arrangement or plan that (i) has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of the Company, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or (ii) could obligate it to make any payments that will not be fully deductible under Section 162(m) of the Code. The Company has provided to Parent all information which is necessary in order to accurately determine the applicability of Section 280G of the Code to the contractual arrangements between the Company or its Subsidiaries and their respective employees.

          (k)   Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

          (l)    No Subsidiary is, or at any time has been, a passive foreign investment company within the meaning of Section 1297 of the Code, and neither the Company nor any Subsidiary is a shareholder, directly or indirectly, in a passive foreign investment company.

          (m)  No Subsidiary that is not a United States person (i) is, or at any time has been, engaged in the conduct of a trade or business within the United States or treated as or considered to be so engaged and (ii) has, or at any time has had, an investment in "United States property" within the meaning of Section 956(c) of the Code.

          (n)   Neither the Company nor any Subsidiary is, or at any time has been, subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code, or (iii) the recharacterization provisions of Section 952(c)(2) of the Code.

        Section 3.13.    Employee Benefit Plans; ERISA.    (a) Section 3.13(a) of the Company Disclosure Schedule includes a complete list of each employee benefit plan, program or policy (written or oral) providing benefits to any current or former employee, consultant, officer or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored, maintained, or administered by the Company or any of its ERISA Affiliates or to which the Company or any of its ERISA Affiliates contribute or is obligated to contribute or with respect to which the Company or any of its Subsidiaries has any liability, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA, and including any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan")) any employee benefit plan within the meaning of Section 3(3) of ERISA, and any compensation, bonus, profit sharing incentive, deferred compensation, vacation, insurance (including any self-insured arrangements), health or medical benefits, employee assistance, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, post-employment or retirement benefits

(including compensation, pension, health, medical or life insurance benefits), stock purchase, stock option, stock based, severance, employment, change of control or fringe benefit agreement, plan, program or policy in each case, whether or not written (collectively, the "Company Employee Benefit Plans"). For purposes of this Agreement, "ERISA Affiliate" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

          (b)   With respect to each Company Employee Benefit Plan, the Company has delivered or made available to Parent a true, correct and complete copy of: (i) all plan documents and related trust or funding agreements or insurance policies; (ii) the Annual Report (Form 5500 Series) and accompanying schedule, if any, for each of the last three years; (iii) the current summary plan description, if any; (iv) the annual financial report, if any, for each of the last three years; (v) the most recent actuarial report, if any; (vi) the most recent determination letter from the IRS, if any; and (vii) all communications or other correspondence during the last six years from any Governmental Authority. Except as specifically provided in the foregoing documents, or in other documents, delivered or made available to Parent, there are no amendments to any Company Employee Benefit Plan that have been adopted or approved.

          (c)   The IRS has issued a favorable determination letter with respect to each Company Employee Benefit Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code and its related trust that has not been revoked, and the Company is not aware of any circumstances or events that have occurred that would reasonably be expected to result in a revocation of such letter.

          (d)   The Company and its Subsidiaries have materially complied, and are now in material compliance, with all provisions of ERISA, the Code and all laws, rules and regulations applicable to each Company Employee Benefit Plan, the Company has not received any notice from any Governmental Authority questioning or challenging such compliance and each Company Employee Benefit Plan has been administered in all material respects in accordance with its terms; (ii) none of the Company and its Subsidiaries nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Employee Benefit Plans or their related trusts, the Company, any of its ERISA Affiliates or any person that the Company or any of its ERISA Affiliates has an obligation to indemnify, to any tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA; (iii) there are no pending or, to the Company's Knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits, audits, actions or arbitrations which have been asserted or instituted against the Company Employee Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Employee Benefit Plans or the assets of any of the trusts under any of the Company Employee Benefit Plans which could reasonably be expected to result in any liability of the Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any Company Employee Benefit Plan.

          (e)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will entitle any employee to severance pay or result in, cause the accelerated vesting, funding or delivery of, or increase or enhance any benefit or the amount or value of, any payment or benefit to any current or former employee, officer or director of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Employee Benefit Plan or related trust.

          (f)    No Company Employee Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, and none of the Company and its Subsidiaries, nor any of their respective ERISA Affiliates, has, at any time during the last six years sponsored, maintained or contributed to or been obligated to contribute to any plan subject to Title IV of ERISA.

          (g)   No Company Employee Benefit Plan is a Multiemployer Plan, none of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan, and none of the Company and its Subsidiaries nor any ERISA Affiliates has incurred any withdrawal liability to a Multiemployer Plan that has not been satisfied in full.

          (h)   Neither the Company nor any of its Subsidiaries has any obligations for or any current or projected liability in respect of post-employment or post-retirement health, medical or life benefits under any Company Employee Benefit Plan or otherwise, except for obligations under Section 601 et. seq. of ERISA and Section 4980B of the Code ("COBRA").

          (i)    Since December 31, 2002, except as set forth in Section 3.13(i) of the Company Disclosure Schedule, there has not been any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) any entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (iv) establishment, adoption or amendment (except as required by Applicable Law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries or (v) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice.

          (j)    There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

          (k)   Neither the Company nor any of its ERISA Affiliates has any commitment or obligation to establish or adopt any new or additional employee benefit plans or to increase the benefits under any existing Company Employee Benefit Plan.

        Section 3.14.    Labor Controversies.    (a) The Company and its Subsidiaries are in compliance in all material respects with all currently Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. There is not pending or, to the Company's Knowledge, threatened, any labor strike, material dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries, (ii) there are no grievances, complaints, proceedings, investigations or controversies pending or, to the Knowledge of the Company, threatened between the Company or any of its Subsidiaries and any employee or representatives (including unions) of any of their employees, and (iii) to the Knowledge of the Company, there are no union organizational efforts being made involving any of the presently unorganized employees of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization. Except as set forth in Section 3.14(a) of the Company Disclosure Schedule, there are no contracts or agreements which provide for or guarantee any employee of the Company or any of its Subsidiaries a specific term of employment.

          (b)   Since December 31, 2002, there has not occurred and there has not been any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its subsidiaries, which employees were not subject to a collective bargaining agreement at December 31, 2002, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

        Section 3.15.    Environmental Matters.    (a) (i) The Company and its Subsidiaries have conducted and currently conduct their respective businesses in compliance in all material respects with all applicable Environmental Laws, including, without limitation, having all permits, licenses and other approvals and authorizations necessary under Environmental Laws for the operation of their respective businesses as presently conducted (ii) none of the properties currently or previously owned or leased by the Company or any of its Subsidiaries contain any Hazardous Substance as a result of any activity of the Company or any of its Subsidiaries or, to the Company's Knowledge or the knowledge of any of the Company's Subsidiaries, as a result of any other activity, in any case in amounts requiring any investigation or remediation or which may lead to any liability to the Company under any applicable Environmental Laws or any violation by the Company of applicable Environmental Laws, (iii) neither the Company nor any of its Subsidiaries has received any notices, demand letters or requests for information from any federal, state, local or foreign governmental entity or from any third party indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their businesses or of their ownership or leasing of any real property, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or threatened, against the Company or any of its Subsidiaries relating to any violation, or alleged violation, of any Environmental Law, (v) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner giving rise to any liability under Environmental Law, from or on any properties owned or leased by the Company or any of its Subsidiaries and (vi) neither the Company, its Subsidiaries nor any of their respective owned or leased properties are subject to any liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law.

          (b)   As used herein, "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction, requirement or agreement with any governmental entity relating to (x) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as in effect at the date hereof.

          (c)   As used herein, "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any government authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation or polychlorinated biphenyls.

        Section 3.16.    Intellectual Property.    (a) All patents, patent rights, trademarks, trade names, service marks, Internet domain names, copyrights and any renewal rights therefor, mask works,

schematics, technology, trade secrets, know-how, computer software programs or applications (in both source and object code form) and other proprietary, intellectual property rights and computer programs ("Company Software Programs"), technical documentation of the Company Software Programs ("Company Technical Documentation"), registrations and applications for any of the foregoing and all other tangible or intangible proprietary information or materials that are or have been used in (including, without limitation, in the development of) the Company's products, technology or Company Software Programs (i) currently being manufactured, published or marketed by the Company, or (ii) currently under development for possible future manufacturing, publication, marketing or other use by the Company are hereinafter referred to as the "Company Intellectual Property."

          (b)   Section 3.16(b) of the Company Disclosure Schedule contains a true and complete list of all of the Company's patents, patent rights, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications, Internet domain names, Internet domain name applications, unregistered copyrights and copyright registrations and applications made or taken pursuant to federal, state, local and foreign laws by the Company to protect its interests in the Company Intellectual Property.

          (c)   The Company Intellectual Property consists solely of items and rights which are (i) owned by the Company or (ii) rightfully used by the Company and its successors pursuant to valid licenses. The Company has all rights in the Company Intellectual Property necessary to carry out the Company's current, former and anticipated activities (except that in order to conduct its business as reasonably foreseeable in the future, the Company may be required to license from third parties additional software for distribution directly or indirectly to customers or for development purposes); provided that, with respect to third-party software applications licensed by the Company ("Company Third-Party Software"), the foregoing shall apply only to the Company's Knowledge. Subsequent to the Merger, the Surviving Corporation's use of any Company Intellectual Property which is material to the conduct of the business of the Company, taken as a whole, will not interfere with, infringe upon, misappropriate or otherwise come into conflict with the intellectual property rights of any other Person.

          (d)   The Company has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights or other proprietary information of any other Person, except for any such interference, infringement, misappropriation or other conflict which is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company. Except as set forth on in Section 3.16(d) of the Company Disclosure Schedule, no claims (i) challenging the validity, effectiveness or ownership by the Company of any of the Company Intellectual Property, or (ii) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights by the Company in any product, work, technology or process as now used or offered or proposed for use (as set forth in the Company's current, written business plan, which has been provided to Parent), licensing, sublicensing or sale by the Company, infringes on any intellectual property or other proprietary right of any Person have been asserted or, to the Company's Knowledge, are threatened by any Person, nor are there any valid grounds for any bona fide claim of any such kind; provided that with respect to the Company Third-Party Software, the foregoing shall apply only to the Company's Knowledge. All registered, granted or issued patents, trademarks, Internet domain names and copyrights (registered and unregistered) held by the Company are valid, enforceable and subsisting. To the Company's Knowledge, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party, employee or former employee.

          (e)   Except as set forth in Section 3.16(e) of the Company Disclosure Schedule, there are no royalties, fees or other payments payable by the Company to any Person by reason of the ownership, development, use, license, sale or disposition of the Company Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the ordinary course of business.

          (f)    All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the Company Intellectual Property on behalf of the Company or any of its Subsidiaries either (i) have been a party to a "work-for-hire" arrangement or agreements with the Company in accordance with applicable national and state law that has accorded the Company full, effective, exclusive and original ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company effective and exclusive ownership of all tangible and intangible property thereby arising.

          (g)   Section 3.16(g) of the Company Disclosure Schedule contains a true and complete list of all of the Company Software Programs, including Company Third-Party Software. Except as set forth in Section 3.16(g) of the Company Disclosure Schedule, the Company owns full and unencumbered right and good, valid and marketable title to the Company Software Programs, free and clear of all mortgages, pledges, Liens, security interests, conditional sales agreements, encumbrances or charges of any kind.

          (h)   Except as set forth in Section 3.16(h) of the Company Disclosure Schedule, the source code and source code documentation relating to the Company Software Programs (i) have at all times been maintained in confidence reasonably consistent with its nature and appropriate business use, (ii) have been disclosed by the Company only to employees who have had a "need to know" the contents thereof in connection with the performance of their duties to the Company and who have executed appropriate nondisclosure agreements, and (iii) except as set forth in Section 3.16(h) of the Company Disclosure Schedule, have not been disclosed to any third party.

          (i)    Except with respect to demonstration or trial copies, no portion of any Company Software Program as of the date of this Agreement contains, nor will the Company introduce, any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components designed to permit unauthorized access; to disable or erase software earlier than the end of any applicable license term, hardware, or data; or to perform any other such actions.

        Section 3.17.    Opinion of Financial Advisor.    The Company's financial advisor, Harris, Nesbitt Gerard, Inc. (the "Company Financial Advisor"), has delivered to the Board of Directors of the Company an oral opinion, to be confirmed in writing, to the effect that, as of the date of this Agreement, the consideration to be received in the Transaction (as defined in the Company Financial Advisor's opinion) in the aggregate is fair, from a financial point of view, to the stakeholders of the Company.

        Section 3.18.    Brokers and Finders.    There is no obligation on the part of the Company or any of its Subsidiaries to pay any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby, other than fees payable to the Company Financial Advisor pursuant to a fee agreement. The calculation of such fee is set forth on Schedule 3.18 attached hereto.

        Section 3.19.    Properties and Insurance.    (a) Except as disclosed in the Company Financial Statements or in Section 3.19(a) of the Company Disclosure Schedule, the Company and its Subsidiaries have all right, title and interest in and to and, as to owned real property, marketable title to, all assets and properties, whether real or personal, tangible or intangible, reflected in the Company Financial Statements as of the Company Balance Sheet Date or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business since such date) and necessary for Parent to conduct the business of the Company and its Subsidiaries after the Effective Time in the same manner as such business was conducted prior to the Effective Time, subject to no Liens except (i) statutory Liens for amounts not yet delinquent or which are being contested in good faith; (ii) such Liens and title imperfections that do not in the aggregate have a Company Material Adverse Effect; (iii) statutory Liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords, and other like persons for labor, materials, supplies, or rentals, if any; (iv) Liens resulting from deposits made in connection with workers' compensation, unemployment insurance, social security and like laws; and (v) Liens of banks and financial institutions with respect to funds on deposit therewith or other property in possession thereof. Except as set forth in Section 3.19(a) of the Company Disclosure Schedule, all of the personal property of the Company is in the possession and under the control of the Company. The Company and its Subsidiaries, as lessees, have the right under valid and subsisting leases to occupy, use, possess and control all real and personal property leased by the Company and its Subsidiaries as currently occupied, used, possessed and controlled by the Company and its Subsidiaries or necessary in the operation of its or their business as currently conducted. Section 3.19(a) of the Company Disclosure Schedule lists all real property owned by the Company and all real and personal property leased or occupied by the Company in connection with which the Company pays $5,000 or more per month for its leasehold or license interest.

          (b)   The business operations and all insurable properties and assets of the Company and its Subsidiaries are insured for its or their benefit against all risks which, consistent with industry practice, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are consistent with industry practice. Certificates of insurance and bonds and self-insurance arrangements with respect to all such insurable properties and assets are attached hereto Section 3.19(b) of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation or written notice of a material amendment of any such insurance policy or bond, and the Company and its Subsidiaries are not in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

          (c)   No Person other than the Company and its Subsidiaries is currently entitled to possession of or other right to any of the properties of the Company and its Subsidiaries, whether owned or leased by the Company or any of its Subsidiaries. The real property, buildings, structures and improvements owned or leased by the Company and its Subsidiaries conform in all material respects to all Applicable Laws, including but not limited to zoning regulations, none of which would upon consummation of the transactions contemplated by this Agreement materially and adversely interfere with the use of such properties, buildings, structures or improvements for the purposes for which they are now utilized. The properties and assets owned or leased by the Company and its Subsidiaries are adequate for the conduct of its and their business as currently conducted and are in good repair and operating condition, normal wear and tear excepted. The properties and assets owned or leased by the Company and its Subsidiaries constitute all of the property and assets that the Company and its Subsidiaries use or may reasonably need in connection with the operation of its or their business as currently conducted.

        Section 3.20.    Takeover Statutes.    The Company is not subject to the provisions of Sections 1110 through 1133, inclusive, of the Georgia Act, and the Merger, this Agreement and the transactions contemplated hereby will not implicate Sections 1110 through 1133 of the Georgia Act. No other state takeover or similar statute or regulation is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

        Section 3.21.    Receivables and Customers.    (a) Section 3.21 of the Company Disclosure Schedule sets forth the accounts receivable of the Company and its Subsidiaries as of the Company Balance Sheet Date, as reflected in the Company Financial Statements as of that date, together with an aging of these accounts. These accounts receivables arose from, and all accounts receivable of the Company and its Subsidiaries created after that date arose from, valid transactions in the ordinary course of business.

          (b)   All accounts, notes receivable and other receivables (other than receivables collected since the Company Balance Sheet Date) reflected on the consolidated balance sheet of the Company as of that date that is contained in the Company's Form 10-Q for the quarterly period ended at the Company Balance Sheet Date are, and all accounts, notes and other receivables arising from or otherwise relating to the business of the Company and its Subsidiaries since that date will be, valid, genuine and fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on that balance sheet.

          (c)   All accounts, notes receivable and other receivables arising out of or relating to the business of the Company and its Subsidiaries as of the Company Balance Sheet Date have been included in the consolidated balance sheet of the Company as of that date that is contained in the Company's Form 10-Q for the quarterly period ended at the Company Balance Sheet Date in accordance with GAAP.

          (d)   Since December 31, 2002, there has not been any termination, cancellation or curtailment of the business relationship of the Company or any of its Subsidiaries with any customer or group of affiliated customers (nor, to the Company's Knowledge, has any such customer or group been subject to any voluntary or involuntary bankruptcy or similar filing under Applicable Law since that date), and neither the Company nor any of its Subsidiaries has received any written notice of an intent to so terminate, cancel or curtail, except in each case for elections not to renew customer support and service agreements at the end of the primary term thereof.

        Section 3.22.    Proprietary Information.    (a) The Company has taken all reasonable security measures to protect the secrecy, confidentiality and value of all of the Company Intellectual Property, including, but not limited to, its trade secrets, know-how, inventions, prototypes, designs, processes, and technical data important to the conduct of its business.

          (b)   Except as set forth in Section 3.22(b) of the Company Disclosure Schedule, each employee of the Company has executed a non-disclosure and confidentiality agreement, sufficient to provide recourse in the event of unauthorized disclosure and sufficient to transfer and assign any rights of such persons in the Company Software Programs to the Company. Except as set forth in Section 3.22(b) of the Company Disclosure Schedule, each consultant to and each employee of the Company, if any, who has authored any Company Intellectual Property has executed a confidentiality agreement restricting the disclosure of proprietary information of the Company, and has executed an appropriate developments agreement sufficient to transfer and assign any rights of such persons in the Company Intellectual Property to the Company. The Company, after reasonable investigation, is not aware that any of its employees, officers or consultants is in violation thereof, and the Company will use its best efforts to prevent any such violation.

        Section 3.23.    Certain Waivers.    The Company has received a letter from Silicon Valley Bank dated as of the date hereof in the form set forth in Exhibit B attached hereto. Such letter constitutes the entire understanding of the Company and Silicon Valley Bank with respect to the subject matter thereto, and no action has been taken by either the Company or Silicon Valley Bank to amend or waive any of the provisions of such letter.

        Section 3.24.    Solvency.    Neither the Company nor any of its Subsidiaries has been a party to any bankruptcy, insolvency or similar proceeding, whether voluntary or involuntary, and no receiver, trustee or other similar party has been appointed with respect to the Company or any of its Subsidiaries or any of their respective assets.

        Section 3.25.    Mergers, Consolidations, etc. Involving the Company.    All mergers, consolidations or other business combinations involving the Company and the present or former Subsidiaries of the Company, and all liquidations, purchases or other transactions by which the Company and its Subsidiaries acquired any of their respective business and property were conducted in all material respects in accordance with applicable certificates of incorporation, bylaws, any other applicable agreements, instruments and documents and Applicable Laws.

        Section 3.26.    No Prior Convictions.    No executive officer or director of the Company or any of its Subsidiaries has been convicted of, or has any action pending pertaining to, a crime involving fraud, embezzlement or theft or any similar crime.

        Section 3.27.    Shareholder Rights Agreement.    Neither the Company nor any of its Subsidiaries has entered into a shareholder rights agreement, "poison pill," "shark repellent" or similar agreement that would have the effect of materially altering the capitalization of the Company or any of its Subsidiaries in connection with the Company's execution of this Agreement or the Company's consummation of the transactions contemplated hereby.

        Section 3.28.    Disclosure.    No representation or warranty by the Company contained in this Agreement, nor any certificate furnished or to be furnished by the Company to Parent or its representatives pursuant to the terms of this Agreement, taken together and not individually, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading.

        Section 3.29.    Company Series A Preferred Shareholders.    Each holder of Company Series A Preferred Stock who acquired its shares of Company Series A Preferred Stock directly from the Company or holder of options or warrants for Company Series A Preferred Stock represented to the Company at the time of the purchase of the shares or issuance of warrants or options that such holder was an "accredited investor" as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. The Company is not aware of any facts or circumstances as to a specific holder who has previously represented to the Company as to "accredited investor" status that has caused such holder not to be an "accredited investor" as of the date hereof.

ARTICLE IV

COVENANTS

        Section 4.01.    Conduct of Business Pending the Merger.    Except as otherwise expressly contemplated by this Agreement, required by law or disclosed in Section 4.01 of the Company Disclosure Schedule, after the date hereof and prior to the Effective Time or the termination of this Agreement, without Parent's consent (which shall not be unreasonably withheld), the Company shall, and shall cause its Subsidiaries to:

          (a)   conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;

          (b)   not (i) amend or propose to amend their respective articles of incorporation or bylaws or equivalent constitutional documents, (ii) split, combine or reclassify their outstanding capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions to the Company or a Subsidiary of the Company by a Subsidiary of the Company;

          (c)   not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that the Company may issue shares of capital stock of the Company upon written notice to Parent upon exercise of Company Stock Options outstanding on the date hereof and listed in Section 3.02(b) of the Company Disclosure Schedule and the Company may issue warrants on terms and conditions reasonably acceptable to Parent in connection with the Bridge Financing (as defined in Section 4.01(d) below);

          (d)   not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than borrowings in connection with a "bridge" financing on terms and conditions reasonably acceptable to Parent (such financing, the "Bridge Financing"), (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock other than in connection with the exercise of outstanding Company Stock Options pursuant to the terms of the Company Option Plans and the relevant written agreements evidencing the grant of Company Stock Options, (iii) make any material acquisition of any assets or businesses, other than expenditures for current assets in the ordinary course of business and expenditures for fixed or capital assets in the ordinary course of business with a value that is less than $10,000 for any single item and $25,000 in the aggregate for all fixed and capital assets or (iv) sell, pledge, lease, license, dispose of or encumber any material assets or businesses other than sales of inventory and other current assets in the ordinary course of business consistent with past practices.

          (e)   use reasonable best efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees (other than terminations of services for cause), and use reasonable best efforts to preserve the goodwill and business relationships with customers and others having business relationships with them;

          (f)    not enter into or amend or modify any employment, consulting, severance, retirement or special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or employees or with any other persons, except as required by previously existing contractual arrangements or Applicable Law;

          (g)   not increase the salary, bonus, benefits or other compensation of any person except for increases in the ordinary course of business consistent with past practice or except pursuant to contractual arrangements existing on the date of this Agreement and described in Section 4.01(g) of the Company Disclosure Schedule;

          (h)   not adopt or enter into, or amend or modify, in either case, to materially increase benefits or obligations of any Company Employee Benefit Plan, except as required pursuant to existing contractual arrangements, this Agreement or Applicable Law;

          (i)    not (i) enter into any new contract or commitment providing for the purchase of goods or services by the Company or any of its Subsidiaries that has a term of more than one year and which is reasonably expected to involve payments to third parties of more than $100,000 over its term, (ii) amend, modify or change in any material respect, or waive any material rights of the Company or any of its Subsidiaries or any material obligations of any third party under, any Contract listed on Section 3.11 of the Company Disclosure Schedule other than as explicitly contemplated by this Agreement or (iii) amend, modify or change, or waive any rights of the Company or any of its Subsidiaries or any obligations of any third party under, any Contract listed on Section 5.01(b)(v) of the Company Disclosure Schedule (or otherwise covered by the condition set forth in Section 5.01(b)(v)) or make any payment or other concession to any person who is a party to any such Contract (or any of that party's Affiliates) in order to obtain, or otherwise in connection with, any of the foregoing other than as explicitly contemplated or permitted by this Agreement; provided, however, that the Company shall be permitted to purchase a policy of directors' and officers' liability insurance with respect to matters arising on or before the Effective Time for a period of up to six years after the Effective Time at a premium in an amount reasonably acceptable to Parent;

          (j)    not (i) make, change or revoke any material Tax election unless required by law, (ii) make any agreement or settlement with any taxing authority regarding any material amount of Taxes or which is reasonably likely to materially increase the obligations of the Company or the Surviving Corporation to pay Taxes in the future, or (iii) prepare or file any Tax Return (or any amendment thereof) (x) other than in a manner consistent with past practice or (y) in the case of any Tax Return in respect of income or similar Taxes (other than Tax Returns with respect to quarterly deposits, deposits of employee payroll withholding, or similar Tax Returns), with respect to the filing thereof, without having provided Parent with a copy (together with supporting work papers) at least (5) days before the due date thereof for Parent's review and comments;

          (k)   not seek to accelerate the payment of, or factor or otherwise similarly monetize, accounts or trade receivables, of the Company or any of its Subsidiaries, in advance of the customary payment periods of the Company, such Subsidiary(ies) or such third parties for those receivables;

          (l)    not enter into any interest rate, currency or other swap or derivative transaction, other than in the ordinary course of business consistent with past practices and for bona fide hedging purposes;

          (m)  not take any action that would make any representation or warranty of the Company hereunder inaccurate in any material respect at any time at or before the Effective Time; or

          (n)   not enter into an agreement, commitment or arrangement with respect to any of the foregoing.

        Section 4.02.    Restrictions on Parent and the Company.    (a) Parent agrees that, from and after the date hereof and prior to the Effective Time, and except as may be agreed in writing by the Company or as may be expressly permitted pursuant to this Agreement (including the exercise of termination rights under this Agreement), Parent shall not, and shall not permit any of its Subsidiaries to agree, in writing or otherwise, to take any action which would materially delay the consummation of the Merger.

          (b)   The Company agrees that, from and after the date hereof and prior to the Effective Time, and except as may be agreed in writing by Parent or as may be expressly permitted pursuant to this Agreement (including any actions pursuant to Section 4.03 and including the exercise of termination rights under this Agreement), the Company shall not, and shall not permit any of its Subsidiaries to agree, in writing or otherwise, to take any action which would materially delay the consummation of the Merger.

        Section 4.03.    No Solicitation.    (a) The Company shall not and shall not permit its Subsidiaries or any officer, director, employee, attorney, accountant, investment banker, financial advisor or other agent retained by it or any of its Subsidiaries (any of the foregoing, a "Company Representative") to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or knowingly encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, or furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, any third party that is seeking to make or has made an Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (iv) enter into any agreement with respect to an Acquisition Proposal. For purposes of this Agreement, the term, "Acquisition Proposal" means any proposal or offer (other than any proposal or offer by Parent or any of its Subsidiaries) to acquire all or 15% or more of the business, properties or capital stock of the Company or any of its Subsidiaries, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof, other than any transaction involving Parent or any of its Subsidiaries.

          (b)   Notwithstanding the provisions of paragraph (a) above or any other provision of this Agreement, subject to compliance with Section 4.03(c), the Company may, in response to an unsolicited bona fide written Acquisition Proposal from any Person or group (a "Potential Acquiror") which the Company's Board of Directors determines, in good faith and after consultation with the Company Financial Advisor and outside legal counsel, could reasonably be expected to lead to a Superior Proposal, furnish confidential or nonpublic information pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement (as defined below) to, and engage in discussions and negotiate with, such Potential Acquiror, provided that the Company Board of Directors determines in good faith after consultation with outside legal counsel, that such action is necessary in order for its directors to comply with their fiduciary duties under applicable law. For purposes of this Agreement, "Superior Proposal" means an unsolicited bona fide written Acquisition Proposal for at least a majority of the voting power of the shares of the Company Common Stock then outstanding or all or substantially all of the assets of the Company and its Subsidiaries which the Company's Board of Directors determines, in good faith and after consultation with the Company Financial Advisor and outside legal counsel, would be more favorable to and provide consideration to the stakeholders of the Company in the aggregate with greater financial value than the consideration payable in connection with the Merger, taking into account all the terms and conditions of the Acquisition Proposal, including but not limited to any break-up fees, expense reimbursement provisions and conditions to consummation and for which financing is then fully committed; provided that, for the sake of clarity, an Acquisition Proposal shall only be deemed to have been solicited for purposes of this definition as a result of actions taken on or after the date of this Agreement, and not as a result of any actions taken before the date of this Agreement (for example, and by way of illustration, in connection with the auction of the Company to other prospective bidders before the date hereof). The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in Section 4.03(a) that have been engaged in connection with the evaluation of a possible Acquisition Proposal of the obligations undertaken in this Section 4.03.

          (c)   The Company shall promptly (but in no event later than 24 hours) notify Parent after receipt by it, any of its Subsidiaries or any of their respective advisors of any Acquisition Proposal, any communication (whether written or oral) from any Potential Acquiror or its advisor that such Potential Acquiror is considering making an Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Potential Acquiror that may be considering making or has made an Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the material terms and conditions of such proposal, to the extent known. The Company shall thereafter keep Parent informed, on a reasonably current basis, on the status and terms of any such Acquisition Proposal and the status of any discussion or negotiations with any Potential Acquiror related thereto.

        Section 4.04.    Access to Information; Confidentiality.    Subject to Applicable Law, the Company and its Subsidiaries shall afford to Parent, Merger Sub and their financing sources and their respective accountants, counsel, financial advisors and other representatives (the "Parent Representatives") reasonable access during normal business hours upon reasonable notice throughout the period prior to the Effective Time to their respective properties, books, contracts, commitments and records and, during such period, shall furnish promptly such information concerning its businesses, properties and personnel as Parent or Merger Sub shall reasonably request; provided, however, such investigation shall not unreasonably disrupt the Company's operations. All nonpublic information provided to, or obtained by, Parent, Merger Sub or any such financing source in connection with the transactions contemplated hereby shall be "Proprietary Information" for purposes of the Non-Disclosure Agreement dated July 21, 2003 between an Affiliate of Parent and the Company (the "Confidentiality Agreement"), the terms of which shall continue in force until the Effective Time; provided that Parent, Merger Sub and the Company may disclose such information as may be necessary in connection with seeking the Parent Required Statutory Approvals or the Company Required Statutory Approvals. Notwithstanding the foregoing, the Company shall not be required to provide any information which it reasonably believes it may not provide to Parent by reason of Applicable Law, rules or regulations, which constitutes information protected by attorney/client privilege, or which the Company or any Subsidiary is required to keep confidential by reason of contract, agreement or understanding with third parties; provided that, with respect to any such information, the Company shall, or shall cause the relevant Subsidiary to, provide the maximum amount of that information (or shall endeavor to otherwise convey that information in a manner) that is consistent with the Applicable Law, rule or regulation, the maintenance of that privilege or the terms of the relevant contract, as applicable. No investigation pursuant to this Section 4.04 shall affect or be deemed to modify any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. Notwithstanding anything herein to the contrary, any party to this Agreement (and each employee, representative, or other agent of such parties) may disclose to any and all persons, without limitation of any kind, the U.S. "tax treatment" or "tax structure" (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereunder and all materials of any kind (including opinions or other tax analysis, but without disclosure of identifying information or, except to the extent relating to such U.S. "tax treatment" or "tax structure," any nonpublic commercial or financial information) that are provided to such parties relating to such U.S. "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation Section 1.6011-4); provided, that such disclosure may not be made until the earlier of (x) the date of public announcement of discussions relating to the transactions contemplated by this Agreement, (y) the date of the public announcement of the transactions contemplated by this Agreement, or (z) the date of execution of this Agreement. Moreover, notwithstanding anything in this Agreement that may be deemed to the contrary, there shall be no limitation on any party's ability to consult any tax adviser, whether or not independent from the parties, regarding the U.S. "tax treatment" or "tax structure" of the transactions contemplated by this Agreement. The intent of this provision is that the transactions contemplated by the Agreement are not treated as having been offered under conditions of confidentiality for purposes of Treasury Regulation Section 1.6011-4(b)(3) and shall be construed in a manner consistent with such purpose.

        Section 4.05.    Merger Sub; Commitment Letter.    Parent will take all action necessary (a) to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) to ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by or in furtherance of this Agreement, or incur or guarantee any indebtedness, other than as necessary for the consummation of the transaction contemplated hereby. Prior to the earlier of the termination of this Agreement in accordance with Article VI or the Effective Time, Parent will not agree to any amendment to the Commitment Letter either (x) terminating the investor's commitment to invest in Parent as set forth in the Commitment Letter or (y) materially impairing Parent's ability to draw upon the commitment to invest in Parent evidenced by the Commitment Letter.

        Section 4.06.    Company Shareholder Approval; Information Statement.    The parties acknowledge and agree that certain of the Company's shareholders previously have executed and delivered Written Consents sufficient to achieve the Required Vote with respect to the foregoing matters as a condition precedent to Parent and Merger Sub executing this Agreement. The materials previously submitted to the Company's shareholders in connection with the procurement of Written Consents from them have included and shall include information regarding the Company and the terms of the Merger and this Agreement and the unanimous recommendation of the Company's Board of Directors in favor of the Merger, this Agreement and the transactions contemplated hereby, and such other information and documents regarding Parent, its capital stock and its business and affairs as were necessary or appropriate to be provided to the shareholders in connection with the procurement of their consents and approvals. Without in any way limiting the foregoing, as promptly as practicable after the execution and delivery of this Agreement, the Company shall prepare and file with the SEC, and shall use all reasonable efforts to have cleared by the SEC, and promptly thereafter shall mail to shareholders, an information statement in connection with the transactions contemplated by this Agreement (such information statement, as amended or supplemented, the "Information Statement"). Parent and Merger Sub agree to cooperate with the Company in the preparation of the Information Statement and other related materials of the Company. The Company shall provide Parent and its counsel with a reasonable opportunity to review the draft Information Statement each time before it is filed with the SEC and shall give reasonable and good faith consideration to any comments from Parent and its counsel on such draft(s). The Company shall promptly provide Parent and its counsel in writing with any written comments (and orally, any oral comments) that the Company or its counsel may receive from the SEC or its staff with respect to the Information Statement promptly after the receipt of those comments and shall consult with (and shall duly consider in good faith any comments of) Parent and its counsel before responding to those comments. The Company and its counsel will provide Parent and its counsel with a reasonable opportunity to participate in all communications, if any, with the SEC and its staff, including any meetings and telephone conferences relating to the Information Statement, this Agreement or the matters or transactions contemplated hereby or thereby.

        Section 4.07.    Public Announcements.    Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by Applicable Law, will not issue any such press release or make any such public statement prior to such consultation.

        Section 4.08.    Expenses and Fees.    Except as provided in Section 7.01, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

        Section 4.09.    Agreement to Cooperate.    Subject to the terms and conditions of this Agreement and Applicable Law, Parent and the Company shall use their respective reasonable best efforts (but without the obligation on the part of any party to pay any money, to divest, sell or hold separate any assets or agree to any behavioral modifications with any Governmental Agency) to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under Applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including without limitation to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve contractual relationships of Parent and the Company and their respective Subsidiaries, all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to consummation of the Merger (and, in such case, to proceed with the consummation of the Merger as expeditiously as possible), including through all possible appeals.

        Section 4.10.    Section 16 Matters.    Prior to the Effective Time, Parent and the Company shall take all such steps as may be required and permitted to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock (including derivative securities with respect to shares of Company Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 4.11.    Further Assurances.    Each party hereby agrees to perform any further acts and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

        Section 4.12.    Notices of Certain Events.    Each of Parent and the Company shall promptly notify the other of:

          (a)   any notice or other communication received by that party from any Person alleging that the consent of that Person is or may be required in connection with the transactions contemplated by this Agreement;

          (b)   any notice or other communication received by that party from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

          (c)   any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of the Company Disclosure Schedule or that relate to the consummation of the transactions contemplated by this Agreement.

          (d)   the occurrence, or non-occurrence of any event or the discovery of any fact that would be reasonably expected to cause any representation or warranty of that party that is contained in this Agreement to be untrue or inaccurate such that the condition set forth in Section 5.01(b)(i) would at any time be unsatisfied on and as of any date after the date of this Agreement; and

          (e)   any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

ARTICLE V

CONDITIONS TO THE MERGER

        Section 5.01.    Conditions to the Obligations to Consummate the Merger.    (a)  The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction on or prior to the Closing Date of the following condition:

          no law, rule or regulation or judgment, injunction, order or decree of a court or governmental agency or authority of competent jurisdiction shall be in effect which has the effect of making the Merger illegal or otherwise restraining or prohibiting the consummation of the Merger.

          (b)   The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following further conditions:

            (i)    (A) The Company shall have performed in all material respects all of its obligations required to be performed by it under this Agreement at or before the Effective Time, (B) the representations and warranties of the Company that are contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto (1) that are qualified by materiality or Company Material Adverse Effect shall have been true at and as of the date hereof and at and as of the Closing Date as if made at and as of that date, and (2) that are not qualified by materiality or Company Material Adverse Effect shall have been true at and as of the date hereof and at and as of the Closing Date as if made at and as of that time, except where the failure to be true would not have a Company Material Adverse Effect, and (C) Parent shall have received a certificate signed by the chief executive officer of the Company to the foregoing effect;

            (ii)   There shall not have been instituted or pending any action or proceeding (or any investigation or other inquiry that might result in such action or proceeding) by any government or governmental authority or agency, domestic, foreign or supranational, or by any other Person, domestic, foreign or supranational, before any court or Governmental Authority, domestic, foreign or supranational, (A) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Merger, (B) seeking to restrain or prohibit ownership or operation by Parent (or that of its subsidiaries or affiliates) of all or any material portion of the business or assets of the Company or any of its subsidiaries or of Parent or any of its subsidiaries or Affiliates, (C) seeking to compel Parent or any of its subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its Subsidiaries or of Parent or any of its Subsidiaries or Affiliates or (D) that otherwise, in the judgment of Parent, would reasonably be expected to have a Company Material Adverse Effect;

            (iii)  There shall not have been any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Merger, by any court, government or Governmental Authority, domestic, foreign or supranational;

            (iv)  No change shall have occurred or been threatened in the business, assets, liabilities, financial condition, capitalization, operations or results of operations of the Company or any of its Subsidiaries that, in the reasonable judgment of Parent, is or would reasonably be expected to have a Company Material Adverse Effect;

            (v)   The Company shall have received all consents, authorizations or approvals from the third parties who are parties to (A) the Contracts listed in Section 5.01(b)(v) of the Company

    Disclosure Schedule or (B) to any other Contract that is material to the Company and its Subsidiaries, taken as a whole, or which could give rise to a material liability or the loss of a material benefit or asset of the Company or any of its Subsidiaries, in each case in form and substance reasonably satisfactory to Parent, and no such consent, authorization or approval shall have been revoked;

            (vi)  Each of (A) an Amended and Restated Loan and Security Agreement providing that Silicon Valley Bank shall carry forward the Company's existing loan into the Surviving Corporation on substantially the same terms and form set forth in the Company's existing Loan and Security Agreement with Silicon Valley Bank, except that the maximum line of credit available to the Surviving Corporation shall be up to $3.5 million, (the "SVB Loan Agreement") and (B) definitive documentation evidencing the Bridge Financing reasonably satisfactory to Parent and consistent with the terms and conditions set forth in Exhibit 5.01(b)(vi) (the "Bridge Financing Documents"), shall have been executed by the Company and Silicon Valley Bank;

            (vii) The CommVest Lease shall remain in full force and effect and shall become effective without any further action on the part of either the Company or CommVest, LLC at the Effective Time;

            (viii) The Amendment and Restatement Agreement shall remain in full force and effect and shall become effective without any further action on the part of either Parent, the Company or any of the other parties thereto at the Effective Time; and the Amended and Restated Securities Purchase Agreement substantially in the form of Exhibit A to the Amendment and Restatement Agreement (the "TCW Subordinated Loan Agreement") shall have been executed by the Company, WestBridge Ventures, L.P., TCW Leveraged Income Trust IV, L.P., TCW Shared Opportunity Fund III, L.P. and Shared Opportunity Fund IIB, L.L.C.;

            (ix)  The Lease Termination Agreement shall remain in full force and effect and no event shall have occurred which would permit GA-Buckhead, L.L.C. the right to declare a "Default" under the Lease Termination Agreement;

            (x)   The lessor under the Company's lease in respect of the real property located at 3500 Parkway Lane, 5th Floor, Norcross, Georgia 30092 shall have executed and delivered a written termination of such lease in form and substance (including, without limitation, with respect to the consideration payable by the Company) reasonably satisfactory to Parent;

            (xi)  Parent shall have received the opinion of Morris, Manning & Martin LLP, counsel to the Company, covering the matters set forth in Exhibit C attached hereto, in a form reasonably acceptable to Parent;

            (xii) The Company's employment arrangements with the employees listed in Exhibit 5.01(b)(xii) attached hereto shall remain in full force and effect, except that each such employee shall have provided Parent with written evidence reasonably satisfactory to Parent that such employee (A) has waived, only in connection with or arising from the Merger or the consummation of any of the transactions contemplated by the Transaction Documents, any right to (1) severance pay or other payments, (2) increased or enhanced benefits or (3) the accelerated vesting, funding or delivery of any benefit (including, without limitation, any options or other rights to acquire capital stock of Parent), and (B) has agreed to accept options to acquire shares of Parent Common Stock in the amounts and on the terms set forth in Exhibit 5.01(b)(xii);

            (xiii) Parent shall have received a properly executed and acknowledged certification from the Company in the form attached as Exhibit 5.01(b)(xiii) attached hereto, which states that the Company is not, and has not been during the five-year period ending on the date hereof, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code, and was not a United States real property holding corporation on any "determination date" (as defined in Section 1.897-2(c) of the Treasury Regulations) occurring in the five-year period preceding the date hereof, and otherwise satisfies the requirements of Treasury Regulation Section 1.1445-2(c)(3).

          (c)   The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

            (i)    (A) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or before the Effective Time, (B) the representations and warranties of Parent that are contained in this Agreement and in any certificate or other writing delivered by Parent pursuant hereto (1) that are qualified by materiality shall be true at and as of the Closing Date as if made at and as of that date, and (2) that are not qualified by materiality shall be true in all material respects at and as of the Closing Date as if made at and as of that time, and (C) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect; and

            (ii)   Parent shall have been capitalized through equity investments of not less than $7 million in the aggregate.

ARTICLE VI

TERMINATION

        Section 6.01.    Termination.    This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

          (a)   by mutual written consent of the Company and Parent;

          (b)   by either Parent or the Company if (i) the Effective Time shall not have occurred on or before December 31, 2003; provided that the right to terminate this Agreement under this Section 6.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) if there shall be any law or regulation or any governmental entity shall have issued an order, injunction or other decree or ruling or taken any other action permanently enjoining, restraining, making illegal or otherwise prohibiting the payment for the Company Common Stock pursuant to the Merger and such order, injunction, decree or ruling or other action shall have become final and nonappealable;

          (c)   prior to the Effective Time by Parent if the Company shall have breached in any material respect any of its obligations contained in this Agreement or if its representations and warranties shall not be true and correct, except for such failures to be true and correct that, individually and in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, and which breach has not been or is incapable of being cured by the Company within thirty (30) days after the giving of written notice of such breach by Parent; and

          (d)   prior to the Effective Time by the Company if (i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company gives Parent notice (which may be revoked by the Company by a subsequent notice to that effect) in writing that it intends to enter into such an agreement, specifying the material terms and conditions of such Superior Proposal and the identity of the Potential Acquiror, provided that the Board of Directors may only take those actions if it has determined, in good faith after consultation with the Company Financial Advisor and based on the advice of its outside counsel, that doing so is necessary in order for the directors to comply with their fiduciary duties under applicable law, (ii) Parent does not make, within three business days after receipt of the Company's written notification of its intention to enter into a binding agreement providing for the Superior Proposal, an offer that is at least as favorable from a financial point of view to the stakeholders of the Company in the aggregate as the Superior Proposal and (iii) the Company prior to or concurrently with such termination pays to Parent in immediately available funds the Termination Fee (as defined in Section 7.01(b)) and the amounts described in Section 7.01(c);

          (e)   prior to the Effective Time by the Company if Parent or Merger Sub shall have breached in any material respect any of its obligations to be performed by either of them under this Agreement, or if the representations and warranties of Parent and Merger Sub contained in this Agreement shall not be true and correct, except for such failures to be true and correct that, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Parent, and which breach has not been or is incapable of being cured by Parent or Merger Sub, as applicable, within thirty (30) days after the giving of written notice of such breach by the Company;

          (f)    prior to the Effective Time by Parent if the Bridge Financing Documents shall not have been executed and delivered by the Company and Silicon Valley Bank within 10 days after the date of this Agreement.

        The party desiring to terminate this Agreement pursuant to this Section 6.01 (other than pursuant to Section 6.01(a)) shall give notice of that termination to the other party.

ARTICLE VII

MISCELLANEOUS

        Section 7.01.    Effect of Termination.    (a) In the event of termination of this Agreement by either Parent or the Company prior to the Effective Time pursuant to the provisions of Section 6.01, this Agreement shall forthwith become void, and there shall be no liability or further obligation on the part of the Company, Parent, Merger Sub or their respective officers or directors (except as set forth in this Section 7.01, in the second sentence of Section 4.04 and in Sections 4.08 and 7.05, all of which shall survive the termination). Nothing in this Section 7.01 shall relieve any party from liability for any (i) willful or material breach of any covenant or agreement of such party contained in this Agreement or (ii) willful failure of that party to fulfill a condition to the performance of the obligations of the other party.

          (b)   In addition to any remedies to which Parent or Merger Sub may be entitled at law or in equity, if this Agreement is terminated:

            (i)    by Parent or Merger Sub pursuant to Section 6.01(c) and, if such termination is due to a failure of the Company's representations and warranties to be true and correct, within 180 days after any such termination, the Company enters into a binding written agreement with a third party in connection with a transaction arising from or relating to Acquisition Proposal;

            (ii)   by Parent or the Company pursuant to Section 6.01(b) and, within 180 days after any such termination, the Company enters into a binding written agreement with a third party in connection with a transaction arising from or relating to Acquisition Proposal; or

            (iii)  by the Company pursuant to Section 6.01(d);

then, in the case of clauses (i) and (ii) above, the Company shall promptly, but in no event later than two days after the date on which Parent delivers notice to the Company of such obligation, and in the case of clause (iii) above, prior to or concurrently with such termination, pay to Parent or its designee a termination fee of $200,000 (the "Termination Fee") by wire transfer of same day funds.

          (c)   If a Termination Fee is payable pursuant to Section 7.01(b), then the Company shall also reimburse Parent promptly after being invoiced therefor for all reasonable and documented out-of-pocket expenses up to a maximum aggregate amount that shall not exceed $300,000 and were incurred by or on behalf of Parent in connection with the due diligence investigation of the Company and its Subsidiaries, the negotiation of this Agreement, the taking of all actions contemplated hereby or in connection herewith, and the consummation of the Merger and any other transactions contemplated hereby, including, but not limited to, all attorneys' and accountants' fees and expenses and fees and expenses of any brokers, financial advisors, other advisors, investment bankers or finders.

          (d)   The Company acknowledges that the agreements contained in this Section 7.01 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 7.01, it shall also pay any costs and expenses incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for that amount.

        Section 7.02.    Non-Survival of Representations and Warranties.    No representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 7.02 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after such time.

        Section 7.03.    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    If to Parent or Merger Sub, to:

    Viesta Corporation
    c/o Gibson, Dunn & Crutcher LLP
    333 South Grand Avenue
    Los Angeles, California 90071
    Attention: Bradford P. Weirick, Esq.
    Facsimile: (213) 229-6765

    with a copy to:

    Gibson, Dunn & Crutcher LLP
    333 South Grand Avenue
    Los Angeles, California 90071
    Attention: Bradford P. Weirick, Esq.
    Facsimile: (213) 229-6765

    If to the Company, to:

    Viewlocity, Inc.
    3475 Piedmont Road, Suite 1700
    Atlanta, Georgia 30305
    Attention: Allen Plunk
    Facsimile: (404) 267-6501

    with a copy to:

    Morris, Manning & Martin, LLP
    1600 Atlanta Financial Center
    3343 Peachtree Road, N.E.
    Atlanta, Georgia 30326
    Attention: David M. Calhoun, Esq.
    Facsimile: (404) 365-9532

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

        Section 7.04.    Interpretation.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision and (ii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

        Section 7.05.    Miscellaneous.    This Agreement (including the documents and instruments referred to herein) shall not be assigned by operation of law or otherwise except that Merger Sub may assign its obligations under this Agreement to any other wholly-owned Subsidiary of Parent subject to the terms of this Agreement. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

        Section 7.06.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

        Section 7.07.    Amendments; Extensions.    (a) This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors; provided that, after the approval of the Company's shareholders has been obtained, there shall be made no amendment that (i) decreases the Merger Consideration and/or (ii) by law requires further approval by shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended or waived except by an instrument in writing signed on behalf of each of the parties hereto or by the party with respect to which the waiver is to be effective.

          (b)   At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein; provided that there shall be made no waiver that by law requires further approval by shareholders of the Company without the further approval of such shareholders. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure or delay of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. Additionally, no single or partial exercise of any right shall preclude any other or further exercise of that right or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

        Section 7.08.    Entire Agreement.    This Agreement, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any of the other Transaction Documents, not any provision hereof or thereof, is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

        Section 7.09.    Severability.    If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

        Section 7.10.    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

        Section 7.11.    No Admission.    Nothing herein shall be deemed an admission by the Company, in any action or proceeding by or on behalf of a third-party, that such third-party is not in breach or violation of, or in default in, the performance or observance of any term or provision of any contract.

        Section 7.12.    Jurisdiction.    The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Confidentiality Agreement or the transactions contemplated hereby or thereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.03 shall be deemed effective service of process on such party.

        Section 7.13.    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

VIEWLOCITY, INC.
By:	/s/ L. ALLEN PLUNK Name: L. Allen Plunk Title: EVP and CFO
VIESTA CORPORATION
By:	/s/ ALEX GUIRA Name: Alex Guira Title: CEO
VIESTA ACQUISITION CORPORATION
By:	/s/ ALEX GUIRA Name: Alex Guira Title: CEO

Exhibits and Schedules

        The following exhibits and schedules to the Agreement and Plan of Merger have been omitted from Viewlocity's Current Report on Form 8-K to which the Agreement and Plan of Merger is attached as Exhibit 2.1, pursuant to Item 601(b)(2) of Regulation S-K. Viewlocity agrees to furnish copies of such omitted exhibits and schedules supplementally to the Securities and Exchange Commission upon request.

Exhibit A	Form of Written Consent of Shareholders
Exhibit B	Silicon Valley Bank Letter
Exhibit C	Matters to be Covered in Opinion of Counsel
Exhibit 5.01(b)(vi)	Bridge Financing Terms
Exhibit 5.01(b)(xii)	Certain Employees and Parent Option Grants
Exhibit 5.01(b)(xiii)	Form of USRPHC Certificate
Company Disclosure Schedule, provided to Parent and Merger Sub pursuant to Article III of the Agreement and Plan of Merger.

QuickLinks

  Exhibit 2.1
TABLE OF CONTENTS
EXHIBIT INDEX
AGREEMENT AND PLAN OF MERGER
ARTICLE I THE MERGER
ARTICLE II REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE IV COVENANTS
ARTICLE V CONDITIONS TO THE MERGER
ARTICLE VI TERMINATION
ARTICLE VII MISCELLANEOUS
Exhibits and Schedules